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                 January 11, 2023

       James Lerner
       President and Chief Executive Officer
       QUANTUM CORP /DE/
       224 Airport Parkway, Suite 550
       San Jose, CA 95110

                                                        Re: QUANTUM CORP /DE/
                                                            Registration
Statement on Form S-3
                                                            Filed December 29,
2022
                                                            File No. 333-269061

       Dear James Lerner:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Aliya Ishmukhamedova, Staff Attorney, at 202-551-7519, or Joshua
       Shainess, Legal Branch Chief, at 202- 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Brian E. Cabrera